UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2013

FRANKLIN STREET PROPERTIES CORP.

(Exact name of registrant as specified in its charter)

Maryland	001-32470	04-3578653
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Edgewater Place, Suite 200, Wakefield, Massachusetts	01880
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 557-1300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 3, 2013, FSP 1999 Broadway LLC (the “Buyer”), a wholly-owned subsidiary of Franklin Street Properties Corp. (the “Registrant”), entered into an agreement to purchase real property (the “Agreement”) from Pearlmark Broadreach 1999, L.L.C. (the “Seller”).  There are no material relationships, other than in respect of the Agreement, among the Buyer and the Seller, the Registrant or any of the Registrant’s affiliates.  The Seller’s real property consists of a 43-story, multi-tenant office building containing approximately 680,277 rentable square feet of space and a 9-story parking garage located in the central business district of Denver, Colorado (together, the “Property”).  The office building is located at 1999 Broadway and the parking garage is located at 2099 Welton Street. The purchase price of the Property is $183,000,000. The purchase of the Property is subject to customary conditions and termination rights for transactions of this type, including a due diligence inspection period for the Buyer.  Assuming that the Buyer completes a satisfactory due diligence inspection of the Property and certain other conditions are satisfied, the closing of the purchase of the Property will take place on July 1, 2013; provided, however, that the Buyer has the right to accelerate the closing of the purchase of the Property to any earlier date selected by the Buyer by providing the Seller with at least seven (7) business days’ advance notice thereof.

The Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference. The foregoing summary of the Agreement is qualified in its entirety by the complete text of the Agreement.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

See Exhibit Index attached hereto.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN STREET PROPERTIES CORP.

Date: April 4, 2013	By: /s/ George J. Carter
George J. Carter President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description

10.1	Real Estate Purchase and Sale Agreement, dated April 3, 2013, between Pearlmark Broadreach 1999, L.L.C. and FSP 1999 Broadway LLC.

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